Exhibit 10.13

TARGA RESOURCES INVESTMENTS INC.

NONSTATUTORY STOCK OPTION AGREEMENT

[Non-Employee Director]

This NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”) is made as of the          day of                     , 200    , between TARGA RESOURCES INVESTMENTS INC., a Delaware corporation (the “Company”), and                          (“Director”).

To carry out the purposes of the TARGA RESOURCES INVESTMENTS INC. 2005 STOCK INCENTIVE PLAN (the “Plan”), by affording Director the opportunity to purchase shares of the common stock of the Company, par value $.001 per share (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

1. Grant of Option. The Company hereby irrevocably grants to Director the right and option (“Option”) to purchase all or any part of an aggregate of                      (            ) shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement, shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. This Option shall not be treated as an incentive stock option, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be                                  ($                    ) per share, which has been determined to be not less than one hundred percent (100%) of the Fair Market Value of the Stock at the date of grant of this Option.

3. Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time), at any time and from time to time after the date of grant hereof, but this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

Date	Percentage of Shares That May Be Purchased
Date of Option Issuance	20%
First (1st) Anniversary of Date of Option Issuance	40%
Second (2nd) Anniversary of Date of Option Issuance	60%
Third (3rd) Anniversary of Date of Option Issuance	80%
Fourth (4th) Anniversary of Date of Option Issuance	100%

provided, however, that if during Director’s services as a director of the Company a Change of Control or a Liquidation Event occurs (as such terms are defined in the Stockholders’ Agreement (as defined below), this Option may be exercised in full subject to the other provisions herein.

Subject to the last paragraph of Section 6, this Option may be exercised only while Director remains a director of the Company and will terminate and cease to be exercisable at such time as Director no longer serves as a director of the Company, except that:

(a) If Director’s service as a director of the Company terminates by reason of disability (within the meaning of Section 22(e)(3) of the Code), this Option may be exercised in full by Director at any time during the period of one hundred and eighty (180) days following such termination, or by Director’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) during such one hundred and eighty (180) day period if Director dies during the one hundred and eighty (180) day period following such termination.

(b) If Director dies while serving as a director of the Company, Director’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director, may exercise this Option in full at any time during the period of one hundred and eighty (180) days following the date of Director’s death.

(c) If Director’s service as a director of the Company terminates for any reason other than as set forth in (a) or (b) above, then this Option may be exercised by Director at any time during the period of three (3) months following such termination, or by Director’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) during such three (3) month period if Director dies during such three (3) month period, but in each case only as to the number of shares Director was entitled to purchase hereunder as of the date Director’s service as a director of the Company so terminates.

This Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, in a form acceptable to the Company), (b) if the Stock is readily tradeable on a national securities market exchange, NASDAQ or a comparable quotation system, through a “cashless-broker” exercise in accordance with a policy or program, if any, that has been approved by the Company, or (c) any combination of the foregoing. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Director shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Director, Director (or the person permitted to exercise this Option in the event of Director’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

4. Withholding of Tax; Taxes. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income or wages to Director for federal, state or local tax purposes, Director shall deliver to the Company at the time of such exercise or disposition such amount of money or, with the consent of the Committee, shares of Stock as the Company may require to meet its minimum withholding obligations under applicable tax laws or regulations. No exercise of this Option shall be effective until Director (or the person entitled to exercise the Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company. Director acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to Director as a result of the grant of this Option by the Company or the exercise of this Option by Director.

5. Stockholders’ Agreement. Shares of Stock purchased pursuant to the exercise of this Option shall be subject to the terms of the Amended and Restated Stockholders’ Agreement dated October 28, 2005 by and among the Company and its stockholders, as the same may be amended from time to time (the “Stockholders’ Agreement”). Director agrees that Director and Director’s spouse, if any, will, on the first (1st) date of exercise of this Option, execute and deliver to the Company such documents and instruments as the Board of Directors of the Company, in its discretion, may require to evidence such persons’ agreement to be bound by the terms of the Stockholders’ Agreement and that Director shall be deemed to be a Management Stockholder thereunder. Director acknowledges that the Stockholders’ Agreement will, under the applicable circumstances described therein, require Director to sell Stock to the Company or certain other stockholders of the Company at the prices set forth therein (which price may be less than the price paid by Director for such Stock). Notwithstanding the foregoing, this Option is subject to the terms of the Stockholders’ Agreement, including, without limitation, Section 3.7 of the Stockholders’ Agreement relating to drag-along rights.

6. Status of Stock. Director understands that at the time of the execution of this Agreement the shares of Stock to be issued upon exercise of this Option have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities law, and that the Company does not currently intend to effect any such registration. Until the shares of Stock acquirable upon the exercise of the Option have been registered for issuance under the Act, the

Company will not issue such shares unless the holder of the Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Act. In the event exemption from registration under the Act is available upon an exercise of this Option, Director (or the person permitted to exercise this Option in the event of Director’s death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Director agrees that the shares of Stock which Director may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred or assigned in the absence of an effective registration statement for the shares under the Act and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. Director also agrees that the shares of Stock which Director may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

In addition, Director agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with the terms and provisions of the Stockholders’ Agreement and applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms and provisions of the Stockholders’ Agreement or any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

Notwithstanding the foregoing, prior to such time as the Stock is traded on a national stock exchange or NASDAQ or a comparable quotation system, the Company may (by giving written notice to Director), but only with the consent of Rene R. Joyce (so long as he is serving as Chief Executive Officer of the Company), require Director (or any person permitted to exercise this Option) to delay exercising the Option until the optionee is notified in writing that the Option may be exercised (but in no event beyond the sixth (6th) anniversary of the date of this Agreement) but in such event the period during which this Option may be exercised shall be extended so that the optionee shall have at least ninety (90) days to exercise that part of this Option otherwise exercisable, subject to the other provisions of this Agreement, after optionee is notified of the right to so exercise.

7. Termination of Service as Director. For purposes of this Agreement, Director shall be considered as serving as a director of the Company as long as Director remains a director of the Company, an Affiliate, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Without limiting the scope of the preceding sentence, it is expressly provided that Director shall be considered to have ceased to serve as a director of the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization for which Director serves as a director. Any question as to whether and when there has been a cessation of service, and the reason therefor, shall be determined by the Committee, and its determination shall be final.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

9. Entire Agreement; Amendment. This Agreement, together with the Stockholders’ Agreement, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Director and the Company and constitutes the entire agreement between Director and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document and agreed to by the Company and Director.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, all as of the day and year first above written.

TARGA RESOURCES INVESTMENTS INC.

By:
Name:
Title:

[Director]